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                                                                     Exhibit 3.1

                              VORNADO REALTY TRUST

                              AMENDED AND RESTATED
                              DECLARATION OF TRUST


      This AMENDED AND RESTATED DECLARATION OF TRUST ("Declaration of Trust" or "Declaration") is made by the undersigned Trustees.

      WHEREAS, the Trustees desire to create a real estate investment trust under the laws of the State of Maryland; and

      WHEREAS, the Trustees desire that this trust qualify as a "real estate investment trust" under the Internal Revenue Code of 1986, as amended (the "Code"), and under Title 8 of the Corporations and Associations Article of the Associated Code of Maryland, as amended ("Title 8"), so long as such qualification, in the opinion of the Trustees, is advantageous to the Shareholders; and

      WHEREAS, the beneficial interest in the Trust shall be divided into transferable shares of one or more classes evidenced by certificates;

      NOW, THEREFORE, the Trustees hereby declare that they will hold in trust all property which they have or may hereafter acquire as such Trustees, together with the proceeds thereof, in trust, and manage the Trust Property for the benefit of the Shareholders as provided by this Declaration of Trust.

                                    ARTICLE I

                             THE TRUST; DEFINITIONS

      SECTION 1.1 Name. The name of the trust (the "Trust") is:

                              VORNADO REALTY TRUST

So far as may be practicable, the business of the Trust shall be conducted and transacted under that name, which name (and the word "Trust" wherever used in this Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees collectively but not individually or personally and shall not refer to the Shareholders or to any officers, employees or agents of the Trust or of such Trustees.

      Under circumstances in which the Trustees determine that the use of the name "Vornado Realty Trust" is not practicable, they may use any other designation or name for the Trust.

      SECTION 1.2 Resident Agent. The name of the resident agent of the Trust in the State of Maryland is James J. Hanks, Jr., whose post office address is c/o Ballard Spahr Andrews & Ingersoll, 300 East Lombard Street, Baltimore, Maryland 21202. The Trust may have such offices or places of business within or without the State of Maryland as the Trustee may from time to time determine.

      SECTION 1.3 Nature of Trust. The Trust is a real estate investment that within the meaning of Title 8. The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint


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stock company or, except as provided in Section 11.4, a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Code).

      SECTION 1.4 Powers. The Trust shall have all of the powers granted to real estate investment trusts generally by Title 8 or any successor statute and shall have any other and further purposes as are not inconsistent with and are appropriate to promote and attain the purposes set forth in this Declaration of Trust.

      SECTION 1.5 Definitions. As used in this Declaration of Trust, the following terms shall have the following meanings unless the context otherwise requires:

      "Adviser" means the Person, if any, appointed employed or contracted with by the Trust pursuant to Section 4.1.

      "Affiliate" or "Affiliated" means, as to any corporation, partnership, trust or other association (other than the Trust), any Person (i) that holds beneficially, directly or indirectly, 1% or more of the outstanding stock or equity interests thereof or (ii) who is an officer, director, partner or trustee thereof or of any Person which controls, is controlled by, or under common control with, such corporation, partnership, trust or other association or (iii) which controls, is controlled by, or under common control with, such corporation, partnership, trust or other association.

      "Mortgages" means mortgages, deeds of trust or other security interests on or applicable to Real Property.

      "Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

      "Real Property" or "Real Estate" means land, rights in land (including leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on or used in connection with land and rights or interests in land.

      "REIT Provisions of the Code" means Sections 856 through 860 of the Code and any successor or other provisions of the Code relating to real estate investment trusts (including provisions as to the attribution of ownership of beneficial interests therein) and the regulations promulgated thereunder.

      "Securities" means Shares, any stock, shares or other evidences of equity or beneficial or other interests, voting trust certificates, bonds, debentures, notes or other evidence of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in, temporary or interim certificates for, receipts for, guarantees of, or warrants, options or rights to subscribe to, purchase or acquire, any of the foregoing.

      "Securities of the Trust" means any Securities issued by the Trust.

      "Shareholders" means holder of record of outstanding Shares.


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      "Shares" means shares of Preferred Stock, Common Stock or Excess Stock
(all as defined in Section 6.1).

      "Trustees" or "Board of Trustees" means, collectively the individuals named in Section 2.2 of this Declaration of Trust so long as they continue in office and all other individuals who have been duly elected and qualify as trustees of the Trust hereunder.

      "Trust Property" means any and all property, real, personal or otherwise, tangible or intangible, which is transferred or conveyed to the Trust or the Trustees (including all rents, income, profits and gains therefrom), which is owned or held by, or for the account of, the Trust of the Trustees.

                                   ARTICLE II

                                    TRUSTEES

      SECTION 2.1 Number. The number of Trustees initially shall be one, which number may thereafter be increased or decreased by the Trustees then in office from time to time; however, the total number of Trustees shall be not more than
15. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term.

      SECTION 2.2 Initial Board Term. The name and address of the sole Trustee who shall serve until the earlier of the first annual meeting or his successors are duly elected and qualify shall be:


NAME                                    ADDRESS
----                                    -------

James J. Hanks, Jr....................  17th Floor
                                        300 East Lombard Street
                                        Baltimore, MD 21202


      At such point in time as there are five or more Trustees, the Trustees shall be divided into three classes, as nearly equal in number as possible, with the term of office of at least one class expiring each year. One class of Trustees shall hold office initially for a term expiring at the annual meeting of the Shareholders in the first year, another class shall hold office initially for a term expiring at the annual meeting of Shareholders in the second year and another class shall hold office initially for a term expiring at the annual meeting of Shareholders in the third year. Beginning with the annual meeting of Shareholders in the first year and at each succeeding annual meeting of Shareholders, the directors of the class of directors whose term expires at such meeting will be elected to hold office for a term expiring at the third succeeding annual meeting. Each Trustee will hold office for the term for which he is elected and until his successor is duty elected and qualifies.

      SECTION 2.3 Resignation, Removal or Death. Any Trustee may resign by written notice to the remaining Trustees, effective upon execution and delivery to the Trust of each such notice or upon any future date specified in the notice. A Trustee may be removed, for cause only, at a meeting of the Shareholders called for that purpose, by the affirmative vote of the holders of not less than two-thirds of the Shares then outstanding and entitled to vote in the election of Trustees. Upon the resignation or removal of any Trustee, or his otherwise ceasing to be a Trustee, he shall automatically cease to have any right, title or interest in and to the Trust Property and shall execute and deliver such documents as the remaining Trustees require for the conveyance of any Trust Property held in his name, and shall account to the


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remaining Trustees as they require for all property which he holds as Trustee.
Upon the incapacity or death of any Trustee, his legal representative shall perform those acts.

      SECTION 2.4 Legal Title. Legal title to all Trust Property shall be vested in the Trustees, but they may cause legal title to any Trust Property to be held by or in the name of any Trustee, or the Trust, or any other Person as nominee. The right, title and interest of the Trustees in and to the Trust Property shall automatically vest in successor and additional Trustees upon their qualification and acceptance of election or appointment as Trustees, and they shall thereupon have all the rights and obligations of Trustees, whether or not conveyancing documents have been executed and delivered pursuant to Section 2.3 or otherwise. Written evidence of the qualification and acceptance of election or appointment of successor and additional Trustees may be filed with the records of the Trust and in such other offices, agencies or places as the Trustees may deem necessary or desirable.

                                   ARTICLE III

                               POWERS OF TRUSTEES

      SECTION 3.1 General. Subject to the express limitations herein or in the Bylaws, (1) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (2) the Trustees shall have full, exclusive and absolute power, control and authority over the Trust Property and over the business of the Trust as if they, in their own right, were the sole owners thereof. The Trustees may take any actions as in their sole judgment and discretion are necessary or desirable to conduct the business of the Trust. This Declaration of Trust shall be construed with a presumption in favor of the grant of power and authority to the Trustees. Any construction of this Declaration of Trust or determination made in good faith by the Trustees concerning their powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Trustees included in this Article III shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of this Declaration of Trust or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Trustees under the general laws of the State of Maryland as now or hereafter in force.

      SECTION 3.2 Specific Powers and Authority. Subject only to the express limitations herein, and in addition to all other powers and authority conferred by this Declaration or by law, the Trustees, without any vote, action or consent by the Shareholders, shall have and may exercise, at any time or times, in the name of the Trust or on its behalf the following powers and authorities:

      (a) Investments. Subject to Section 8.5, to invest in, purchase or otherwise acquire and to hold real, personal or mixed, tangible or intangible, property of any kind wherever located, or rights or interests therein or in connection therewith, all without regard to whether such property, interests or rights are authorized by law for the investment of funds held by trustees or other fiduciaries, or whether obligations the Trust acquires have a term greater or lesser than the term of office of the Trustees or the possible termination of the Trust, for such consideration as the Trustees may deem proper (including cash, property of any kind or Securities of the Trust), provided, however, that the Trustees shall take such actions as they deem necessary and desirable to comply with any requirements of Title 8 relating to the types of assets held by the Trust.

      (b) Sale, Disposition and Use of Property. Subject to Article V and Sections 8.5 and 9.3, to sell, rent, lease, hire, exchange, release, partition, assign, mortgage, grant security interests in, encumber, negotiate, dedicate, grant easements in and options with respect to, convey, transfer (including transfers


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to entities wholly or partially owned by the Trust or the Trustees) or otherwise dispose of any or all of the Trust Property by deeds (including deeds in lieu of foreclosure with or without consideration), trust deeds, assignments, bills of sale, transfers, leases, mortgages, financing statements, security agreements and other instruments for any of such purposes executed and delivered for and on behalf of the Trust or the Trustees by one or more of the Trustees or by a duly authorized officer, employee, agent or nominee of the Trust, on such terms as they deem appropriate; to give consents and make contracts relating to the Trust Property and its use or other property or matters; to develop, improve, manage, use, alter and otherwise deal with the Trust Property; to rent, lease or hire from others property of any kind; provided, however, that the Trust may not use or apply land for any purposes not permitted by applicable law.

      (c) Financings. To borrow or in any other manner raise money for the purposes and on the terms they determine, and to evidence the same by issuance of Securities of the Trust, which may have such provisions as the Trustees determine; to reacquire each Securities of the Trust; to enter into other contracts or obligations on behalf of the Trust; to guarantee, indemnify or act as surety with respect to payment or performance of obligations of any Person; to mortgage, pledge, assign, grant security interests in or otherwise encumber the Trust Property to secure any such Securities of the Trust, contacts or obligations (including guarantees, indemnifications and suretyships); and to renew, modify, release, compromise, extend, consolidate or cancel, in whole or in part, any obligation to or of the Trust or participate in any reorganization of obligors to the Trust.

      (d) Loans. Subject to the provisions of Section 8.5, to lend money or other Trust Property on such terms, for such purposes and to such Persons as they may determine.

      (e) Issuance of Securities. Subject to the provisions of Article VI, to create and authorize the issuance, in shares, units or amounts of one or more types, series or classes, of Securities of the Trust, which may have such voting rights, dividend or interest rates, preferences, subordinations, conversion or redemption prices or rights, maturity dates, distribution, exchange, or liquidation rights or other rights as the Trustees may determine, without vote of or other action by the Shareholders; to issue any type of Securities of the Trust, and any options, warrants, or rights to subscribe therefor, all without vote of or other action by the Shareholders, to such Persons for such consideration, at such time or times and in such manner and on such terms as the Trustees determine; to list any of the Securities of the Trust on any securities exchange; and to purchase or otherwise acquire, hold, cancel, reissue, sell and transfer any Securities of the Trust.

      (f) Expenses and Taxes. To pay any charges, expenses or liabilities necessary or desirable, in the sole discretion of the Trustees, for carrying out the purposes of this Declaration of Trust and conduction the business of the Trust, including compensation or fees to Trustees, officers, employees and agents of the Trust, and to Persons contracting with the Trust, and any taxes, levies, charges and assessments of any kind imposed upon or chargeable against the Trust, the Trust Property, or the Trustees in connection therewith; and to prepare and file any tax returns, reports or other documents and take any other appropriate action relating to the payment of any such charges, expenses or liabilities.

      (g) Collection and Enforcement. To collect, sue for and receive money or other property due to the Trust; to consent to extensions of the time for payment, or to the renewal, of any Securities or obligations; to engage or to intervene in, prosecute, defend, compound, enforce, compromise, release, abandon or adjust any actions, suits, proceedings, disputes, claims, demands, security interests, or things relating to the Trust, the Trust Property, or the Trust's affairs; to exercise any rights and enter into any agreements, and take any other action necessary or desirable in connection with the foregoing.


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      (h) Deposits. To deposit funds or Securities constituting part of the
Trust Property in banks, trust companies, savings and loan associations, financial institutions and other depositories, whether or not such deposits will draw interest, subject to withdrawal on such terms and in such manner as the Trustees determine.

      (i) Allocation; Accounts. To determine whether moneys, profits or other assets of the Trust shall be charged or credited to, or allocated between, income and capital, including whether or not to amortize any premium or discount and to determine in what manner any expenses or disbursements are to be borne as between income and capital (regardless of how such items would normally or otherwise be charged to or allocated between income and capital without such determination); to treat any dividend or other distribution on any investment as, or apportion it between, income and capital; in their discretion to provide reserves for depreciation, amortization, obsolescence or other purposes in respect of any Trust Property in such amounts and by such methods as they determine; to determine what constitutes net earnings, profits or surplus; to determine the method or form in which the accounts and records of the Trust shall be maintained; and to allocate to the Shareholders equity account less than all of the consideration paid for Shares and to allocate the balance to paid-in capital or capital surplus.

      (j) Valuation of Property. To determine the value of all or any part of the Trust Property and of any services, Securities, property or other consideration to be furnished to or acquired by the Trust, and to revalue all or any part of the Trust Property, all in accordance with such appraisals or other information as are reasonable, in their sole judgment.

      (k) Ownership and Voting Powers. To exercise all of the rights, powers, options and privileges pertaining to the ownership of any Mortgages, Securities, Real Estate and other Trust Property to the same extent that an individual owner might, including without limitation to vote or give any consent, request, or notice or waive any notice, either in person or by proxy or power of attorney, which proxies and powers of attorney may be for any general or special meetings or action, and may include the exercise of discretionary powers.

      (l) Officers, Etc.; Delegation of Powers. To elect, appoint or employ such officers for the Trust and such committees of the Board of Trustees with such powers and duties as the Trustees may determine or the Trust's Bylaws provide; to engage, employ or contract with and pay compensation to any Person (including, subject to Section 8.5, any Trustee and any Person who is an Affiliate of any Trustee) as agent, representative, Adviser, member of an advisory board, employee or independent contractor (including advisers, consultants, transfer agents, registrars, underwriters, accountants, attorneys at law, real estate agents, property and other managers, appraisers, brokers, architects, engineers, construction managers, general contractors or otherwise) in one or more capacities, to perform such services on such terms as the Trustees may determine; to delegate to one or more Trustees, officers or other Persons engaged or employed as aforesaid or to committees of Trustees or to the Adviser, the performance of acts or other things (including granting of consents), the making of decisions and the execution of such deeds, contracts or other instruments, either in the names of the Trust, the Trustee, or as their attorneys or otherwise, as the Trustees may determine; and to establish such committees as they deem appropriate.

      (m) Associations. Subject to Section 8.5, to cause the Trust to enter into joint ventures, general or limited partnerships, participation or agency arrangements or any other lawful combinations, relationships, or associations of any kind.

      (n) Reorganizations, Etc. Subject to Sections 9.2 and 9.3, to cause to be organized or assist in organizing any Person under the laws of any jurisdiction to acquire all or any part of the Trust Property


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or carry on any business in which the Trust shall have an interest; to merge or consolidate the Trust with any Person; to sell, rent, lease, hire, convey, negotiate, assign, exchange or transfer all or any part of the Trust Property to or with any Person in exchange for Securities of such Person or otherwise; and to lend money to, subscribe for and purchase the Securities of, and enter into any contracts with, any Person in which the Trust holds, or is about to acquire, Securities or any other interests.

      (o) Insurance. To purchase and pay for out of Trust Property insurance policies insuring the Trust and the Trust Property against any and all risks, and insuring the Shareholders, Trustees, officers, employees and agents of the Trust individually against all claims and liabilities of every nature arising by reason of holding or having held any such status, office or position or by reason of any action alleged to have been taken or omitted (including those alleged to constitute misconduct, gross negligence, reckless disregard of duty or bad faith) by any such Person in such capacity, whether or not the Trust would have the power to indemnify such Person against such claim or liability.

      (p) Executive Compensation, Pension and Other Plans. To adopt and implement executive compensation, pension, profit sharing, stock option, stock bonus, stock purchase, stock appreciation rights, savings, thrift, retirement, incentive or benefit plans, trusts or provisions, applicable to any or all Trustees, officers, employees or agents of the Trust, or to other Persons who have benefited the Trust, all on such terms and for such purposes as the Trustees may determine.

      (q) Distributions. To declare and pay dividends or other distributions to Shareholders, subject to the provisions of Section 6.4.

      (r) Indemnification. In addition to the indemnification provided for in
Section 8.4, to indemnify any Person, including any Adviser or independent contractor, with whom the Trust has dealings.

      (s) Charitable Contributions. To make donations for the public welfare or for community, charitable, religious, educational, scientific, civic or similar purposes, regardless of any direct benefit to the Trust.

      (t) Discontinue Operations; Bankruptcy. To discontinue the operations of the Trust (subject to Section 10.2); to petition or apply for relief under any provision of federal or state bankruptcy, insolvency or reorganization laws or similar laws for the relief of debtors; to permit any Trust Property to be foreclosed upon without raising any legal or equitable defenses that may be available to the Trust or the Trustees or otherwise defending or responding to such foreclosure; to confess judgment against the Trust; or to take such other action with respect to indebtedness or other obligations of the Trustees, in such capacity, the Trust Property or the Trust as the Trustees in their discretion may determine.

      (u) Termination of Status. To terminate the status of the Trust as a real estate investment trust under the REIT Provisions of the Code.

      (v) Fiscal Year. Subject to the Code, to adopt, and from time to time change, a fiscal year for the Trust.

      (w) Seal. To adopt and use a seal, but the use of a seal shall not be required for the execution of instruments or obligations of the Trust.


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      (x) Bylaws. To adopt, implement and from time to time amend Bylaws of the
Trust relating to the business and organization of the Trust which are not inconsistent with the provisions of this Declaration of Trust.

      (y) Voting Trust.. To participate in, and accept Securities issued under or subject to, any voting trust.

      (z) Proxies. To solicit proxies of the Shareholders at the expense of the Trust.

      (aa) Further Powers. To do all other acts and things and execute and deliver all instruments incident to the foregoing powers, and to exercise all powers which they deem necessary, useful or desirable to carry on the business of the Trust or to carry out the provisions of this Declaration of Trust, even if such powers are not specifically provided hereby.

                                   ARTICLE IV

                                     ADVISER

      SECTION 4.1 Appointment. The Trustees are responsible for setting the general policies of the Trust and for the general supervision of its business conducted by officers, agents, employees, advisers or independent contractors of the Trust. However, the Trustees are not required personally to conduct the business of the Trust, and they may (but need not) appoint, employ or contract with any Person (including a Person Affiliated with any Trustee) as an Adviser and may grant or delegate such authority to the Adviser as the Trustees may, in their sole discretion, deem necessary or desirable. The Trustees may determine the terms of retention and the compensation of the Adviser and may exercise broad discretion in allowing the Adviser to administer and regulate the operations of the Trust, to act as agent for the Trust, to execute documents on behalf of the Trust and to make executive decisions which conform to general policies and principles established by the Trustees.

      SECTION 4.2 Affiliation and Functions. The Trustees, by resolution or in the Bylaws, may provide guidelines, provisions, or requirements concerning the affiliation and functions of the Adviser.

                                    ARTICLE V

                                INVESTMENT POLICY

      The fundamental investment policy of the Trust is to make investments in such a manner as to comply with the REIT Provisions of the Code and with the requirements of Title 8, with respect to the composition of the Trust's investments and the derivation of its income. Subject to Section 3.2(u), the Trustees will use their best efforts to carry out this fundamental investment policy and to conduct the affairs of the Trust in such a manner as to continue to qualify the Trust for the tax treatment provided in the REIT Provisions of the Code; however, no Trustee, officer, employee or agent of the Trust shall be liable for any act or omission resulting in the loss of tax benefits under the Code, except to the extent provided in Section 8.2. The Trustees may change from time to time by resolution or in the Bylaws of the Trust, such investment policies as they determine to be in the best interests of the Trust, including prohibitions or restrictions upon certain types of investments.


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                                   ARTICLE VI

                                     SHARES

      SECTION 6.1 Authorized Shares. The total number of shares of beneficial interest which the Trust is authorized to issue is 180,000,000 shares, of which 20,000,000 shall be preferred shares of beneficial interest, no par value per share ("Preferred Stock"), 70,000,000 shares shall be common shares of beneficial interest, $0.04 par value per share ("Common Stock"), and 90,000,000 shares shall be excess shares of beneficial interest, $0.04 par value per share ("Excess Stock").

      SECTION 6.2  Common Stock.

      (a) Dividend Rights. Subject to the preferential dividend rights of the Preferred Stock, if any, as may be determined by the Board of Trustees pursuant to Section 6.3, the holders of shares of the Common Stock shall be entitled to receive such dividends as may be declared by the Board of Trustees.

      (b) Rights Upon Liquidation. Subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Trustees pursuant to Section 6.3 and the preferential rights of the Excess Preferred Stock (as defined in Section 6.6(a)), if any, in the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, each holder of shares of the Common Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Common Stock (as defined in Section 6.6(a)), that portion of the assets of the Trust available for distribution to the holders of Common Stock or Excess Common Stock that bears the same relation to the total amount of such assets of the Trust as the number of shares of Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding.

      (c) Voting Rights. The holders of shares of the Common Stock shall be entitled to vote on all matters (for which a common stockholder shall be entitled to vote thereon) at all meetings of the stockholders of the Trust, and shall be entitled to one vote for each share of the Common Stock entitled to vote at such meeting, voting together with the holders of the Preferred Stock who are entitled to vote (except as otherwise may be determined by the Board of Trustees pursuant to Section 6.3).

      SECTION 6.3 Preferred Stock. With respect to the Preferred Stock, the Board of Trustees shall have the power from time to time (a) to classify or reclassify, in one or more series, any unissued shares of Preferred Stock and
(b) to reclassify any unissued shares of any series of Preferred Stock, in the case of either (a) or (b) by setting or changing the number of shares constituting such series and the designation, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares and, in such event, the Trust shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Title 8.

      SECTION 6.4 Dividends or Distributions. The Trustees may from time to time declare and pay to Shareholders such dividends or distributions in cash, property or other assets of the Trust or in Securities of the Trust or from any other source as the Trustees in their discretion shall determine. The Trustees shall endeavor to declare and pay such dividends and distributions as shall be necessary for the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code; however, Shareholders shall have no right to any dividend or distribution unless and until declared by the Trustees. The exercise of the powers and rights of the Trustees pursuant to this section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are


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registered on the records of the Trust or by his duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof.

      SECTION 6.5 General Nature of Shares. All Shares shall be personal property entitling the Shareholders only to those rights provided in this Declaration or in the resolution creating any class or series of Shares. The legal ownership of the Trust Property and the right to conduct the business of the Trust are vested exclusively in the Trustees; the Shareholders shall have no interest therein other than beneficial interest in the Trust conferred by their Shares and shall have no right to compel any partition, division, dividend or distribution of the Trust or any of the Trust Property. The death of a Shareholder shall not terminate the Trust or give his legal representative any rights against other Shareholders, the Trustees or the Trust Property, except the right, exercised in accordance with applicable provisions of the Bylaws, to receive a new certificate for Shares in exchange for the certificate held by the deceased Shareholder. Holders of Shares shall not have any preemptive right to subscribe to any securities of the Trust.

      SECTION 6.6 Restrictions on Ownership and Transfer; Exchange For Excess Stock.

      (a) Definitions. For the purposes of Sections 6.6, 6.7, 6.8 and 6.9, the following terms shall have the following meanings:

      "Adoption Date" shall mean the effective date of the merger of Vornado, Inc. into the Trust.

      "Beneficial Ownership" shall mean ownership of Shares either directly or constructively through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

      "Beneficiary" shall mean the beneficiary of the Special Trust as determined pursuant to Section 6.8(e).

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

      "Common Equity Stock" shall mean outstanding Shares that are either Common Stock or Excess Common Stock.

      "Constructive Ownership" shall mean ownership of Shares either directly or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner," "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

      "Constructive Ownership Limit" shall mean 9.9% of the outstanding Equity Stock of any class.

      "Equity Stock" shall mean outstanding Shares that are either Common Equity Stock or Preferred Equity Stock. Equity Stock of any particular class shall mean Common or Preferred Stock of that class and Excess Common or Preferred Stock that would, under Section 6.8(e)(1), automatically be exchanged for Common or Preferred Stock of that class in the event of a transfer of an interest in the Special Trust in which such Excess Stock is held.

      "Excess Common Stock" shall mean Excess Stock that would, under Section 6.8(e)(1), automatically be exchanged for Common Stock in the event of a transfer of an interest in the Special Trust in which such Excess Stock is held.

      "Excess Preferred Stock" shall mean Excess Stock that would, under Section 6.8(e)(1), automatically be exchanged for Preferred Stock in the event of a transfer of an interest in the Special Trust in which such Excess Stock is held.

      "Existing Constructive Holder" shall mean any Person who (i) is the Constructive Owner of Shares in excess of the Constructive Ownership Limit on the Adoption Date, so long as, but only so long as, such Person (x) provides the certification requested by the Board of Trustees as to such Person's status as a tenant of the Trust or an owner, directly or indirectly, of a tenant of the Trust and such certification is and remains true, (y) Constructively Owns Shares in excess of the Constructive Ownership Limit and (z) is not a Disqualified Constructive Holder, or (ii) is designated by the Board of Trustees as an Existing Constructive Holder pursuant to the provisions of Section 6.6(l)(2), so long as, but only so long as, such Person (x) complies with any conditions or restrictions associated with such designation, (y) Constructively Owns Shares in excess of the Constructive Ownership Limit, and (z) is not a Designated Constructive Holder.

      "Existing Holder" shall mean (i) any Person who is the Beneficial Owner of Shares of Common Stock in excess of the Ownership Limit on the Adoption Date, so long as, but only so long as, such Person Beneficially Owns shares of Common Stock in excess of the Ownership Limit and (ii) any Person (other than another Existing Holder) to whom an Existing Holder Transfers Beneficial Ownership of shares of Common Stock causing such transferee to Beneficially Own shares of Common Stock in excess of the Ownership Limit but not in excess of such Person's Existing Holder Limit. Interstate Properties shall not be treated as an Existing Holder for purposes of Section 6.6(i)(1) hereof, instead, transfers of shares of Common Stock by Interstate Properties shall be treated as transfers of shares of Common Stock by each of the partners of Interstate Properties in proportion to their interest in that partnership.

      "Existing Holder Limit" (i) for any Existing Holder who is an Existing Holder by virtue of clause (i) of the definition of "Existing Holder", shall mean, initially, the percentage of the outstanding Common Equity Stock Beneficially Owned by such Existing Holder on the Limitation Date, and after any adjustment pursuant to Section 6.6(i), shall mean the percentage of the outstanding Common Equity Stock as so adjusted; and (ii) for any Existing Holder who becomes such an Existing Holder by virtue of clause (ii) of the definition of "Existing Holder", shall mean, initially, the percentage of the outstanding Common Equity Stock Beneficially Owned by such Existing Holder at the time that such Existing Holder becomes an Existing Holder, provided, that such Person's Existing Holder Limit shall be the lower of the foregoing percentage and the highest percentage of Common Equity Stock that could be Beneficially Owned by such Person without resulting in the five largest then-existing Existing Holder Limits exceeding 49.9% of the Common Stock (or, if there are fewer than five then-existing Existing Holders, (i) all then-existing Existing Holder Limits plus (ii) the product of (x) the Ownership Limit and (b) five less the number of then-existing Existing Holders shall not exceed 49.9% of the Common Stock) and, after any adjustment pursuant to Section 6.6(i), shall mean such percentage of the outstanding Common Equity Stock as so adjusted. For purposes of making the determination required by the preceding sentence, an Existing Holder that is not treated as an individual for purposes of Section 542(a)(2) will not be treated as an Existing Holder if all of the shares of Common Stock Beneficially Owned by such Existing Holder are also treated as Beneficially Owned by Existing Holders that are treated as individuals for purposes of Section 542(a)(2) of the Code. From the Limitation Date and prior to the Ownership Limitation Termination Date, the secretary of the Trust shall maintain and, upon request, make available to each Existing Holder a schedule which sets forth the then current Existing Holder Limit for such Existing Holder. There shall be a single Existing Holder Limit for each "family", as such term is defined in
Section 544 of the Code.

      "Limitation Date" shall mean the date on which the Trust issues at least
4.875 million shares of Common Stock, or such other date as may be specified by the Board of Trustees by Board action taken prior to the date of such an issuance.

      "Market Price" shall mean the last reported sales price reported on the New York Stock Exchange of Shares of the relevant class on the trading day immediately preceding the relevant date, or if the Shares of the relevant class are not then traded on the New York Stock Exchange, the last reported sales price of Shares of the relevant class on the trading day immediately preceding the relevant date as reported on any exchange or quotation system over which the Shares of the relevant class may be traded, or if the Shares of the relevant class are not then traded over any exchange or quotation system, then the market price of the Shares of the relevant class on the relevant date as determined in good faith by the Board of Trustees of the Trust.

      "Ownership Limit", with respect to the Common Stock, shall initially mean 2.0% of the outstanding Common Equity Stock of the Trust, and, after an adjustment as set forth in Section 6.6(j), shall mean such greater percentage (but not more than 9.9%) as so adjusted, and, with respect to any class of Preferred Stock, shall mean 9.9% of the outstanding Preferred Equity Stock of such class.

      "Ownership Limitation Termination Date" shall mean the first day after the date on which the Board of Trustees determines that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a REIT.

      "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include an underwriter which participates in a public offering of Shares for a period of 25 days following the purchase by such underwriter of those Shares.

      "Preferred Equity Stock" shall mean outstanding Shares that are either Preferred Stock or Excess Preferred Stock. Preferred Equity Stock of any particular class shall mean Preferred Stock of that class and Excess Preferred Stock that would, under Section 6.8(e)(1), automatically be exchanged for Preferred Stock of that class in the event of a transfer of an interest in the Special Trust in which such Excess Preferred Stock is held.

      "Purported Beneficial Holder" shall mean, with respect to any event other than a purported Transfer which results in Excess Stock, the person for whom the Purported Record Holder of the Shares that were, pursuant to Section 6.6(c), automatically exchanged for Excess Stock upon the occurrence of such event held such Shares.

      "Purported Beneficial Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the purported beneficial transferee for whom the Purported Record Transferee would have acquired Shares, if such Transfer had been valid under Section 6.6(b).

      "Purported Record Holder" shall mean, with respect to any event other than a purported Transfer which results in Excess Stock, the record holder of the Shares that were, pursuant to Section 6.6(c), automatically exchanged for Excess Stock upon the occurrence of such event.

      "Purported Record Transferee" shall mean, with respect to any purported Transfer which results in Excess Stock, the record holder of the Shares if such Transfer had been valid under Section 6.6(b).

      "REIT" shall mean a real estate investment trust under Section 856 of the Code.

      "Special Trust" shall mean the trust created pursuant to Section 6.8(a).

      "Tenant" shall mean any Person that leases (or subleases) real property of the Trust.

      "Transfer" shall mean any sale, transfer, gift, assignment, devise or other disposition of Shares (including (i) the granting of any option or entering into any agreement for the sale, transfer or other disposition of Shares or (ii) the sale, transfer, assignment or other disposition of any securities or rights convertible into or exchangeable for Shares), whether voluntary or involuntary, whether of record or beneficially and whether by operation of law or otherwise.

      "Trustee" shall mean, for purposes of Article VI only, the Trust as trustee for the Special Trust, and any successor trustee appointed by the Trust.

      (b)   Restrictions on Ownership and Transfer.

      (1) Except as provided in Section 6.6(l), from the Adoption Date and prior to the Ownership Limitation Termination Date, no Person (other than, in the case of Common Stock, an Existing Holder) shall Beneficially Own Shares of any class in excess of the Ownership Limit for such class of Shares and no Person (other than an Existing Constructive Holder) shall Constructively Own Shares in excess of the Constructive Ownership Limit. In addition, except as provided in Section 6.6(l), from the Limitation Date and prior to the Ownership Limitation Termination Date, no Existing Holder shall Beneficially Own shares of Common Stock in excess of the Existing Holder Limit for such Existing Holder.

      (2) Except as provided in Section 6.6(l), from the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person (other than, in the case of a Transfer of Common Stock, an Existing Holder) Beneficially Owning Shares of any class in excess of the Ownership Limit with respect to Shares of such class shall be void ab initio as to the Transfer of such Shares which would be otherwise Beneficially Owned by such Person in excess of such Ownership Limit; and the intended transferee shall acquire no rights to such Shares.

      (3) Except as provided in Section 6.6(l), from the Limitation Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Existing Holder Beneficially Owning shares of Common Stock in excess of the applicable Existing Holder Limit shall be void ab initio as to the Transfer of such shares of Common Stock which would be otherwise Beneficially Owned by such Existing Holder in excess of the applicable Existing Holder Limit; and such Existing Holder shall acquire no rights to such shares of Common Stock.

      (4) From the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in any Person (other than an Existing Constructive Holder) Constructively Owning Shares in excess of the Constructive Ownership Limit shall be void ab initio as to the Transfer of such Shares which would be otherwise Constructively Owned by such Person in excess of such amount; and the intended transferee shall acquire no rights in such Shares.

      (5) From the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in Shares being beneficially owned by less than 100 Persons (determined without reference to any rules of attribution) shall be void ab initio as to the Transfer of such Shares which would be otherwise beneficially owned by the transferee; and the intended transferee shall acquire no rights in such Shares.

      (6) From the Adoption Date and prior to the Ownership Limitation Termination Date, any Transfer that, if effective, would result in the Trust being "closely held" within the meaning of Section 856(h) of the Code shall be void ab initio as to the Transfer of the Shares which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code; and the intended transferee shall acquire no rights in such Shares.

      (c) Exchange For Excess Stock.

      (1) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer such that any Person (other than, in the case of Common Stock, an Existing Holder) would Beneficially Own Shares of any class in excess of the applicable Ownership Limit with respect to such class, then, except as otherwise provided in Section 6.6(l)(1), such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

      (2) If, notwithstanding the other provisions contained in this Article VI, at any time from the Limitation Date and prior to the Ownership Limitation Termination Date, there is a purported transfer such that an Existing Holder would Beneficially Own shares of Common Stock in excess of the applicable Existing Holder Limit, then, except as otherwise provided in Section 6.6(l)(1), such number of shares of Common Stock in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

      (3) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer such that any Person (other than an Existing Constructive Holder) Constructively Owns Shares in excess of the Constructive Ownership Limit, then such Shares in excess of such limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

      (4) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a purported Transfer which, if effective, would cause the Trust to become "closely held" within the meaning of Section 856(h) of the Code, then the Shares being Transferred which would cause the Trust to be "closely held" within the meaning of Section 856(h) of the Code (rounded up to the nearest whole share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Transfer.

         (5) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, any Person other than, with respect to Common Stock, an Existing Holder (the "Purchaser") purchases or otherwise acquires an interest in a Person which Beneficially Owns Shares (the "Purchase") and, as a result, the Purchaser would Beneficially Own Shares of any class in excess of the applicable Ownership Limit with respect to such class, then, except as provided in Section 6.6(l)(1), such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Purchase. In determining which Shares are exchanged, Shares of the relevant class Beneficially Owned by the Purchaser prior to the Purchase shall be treated as exchanged before any Shares Beneficially Owned by the Person an interest in which is being so purchased or acquired are so treated.

         (6) If, notwithstanding the other provisions contained in this Article VI, at any time from the Limitation Date and prior to the Ownership Limitation Termination Date, an Existing Holder purchases or otherwise acquires an interest in a Person which Beneficially Owns Shares (the "Purchase") and, as a result, such Existing Holder would Beneficially Own shares of Common Stock in excess of the applicable Existing Holder Limit, then, except as provided in Section 6.6(l)(1), such number of shares of Common Stock in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Purchase. In determining which shares of Common Stock are exchanged, shares of Common Stock Beneficially Owned by the purchasing Existing Holder prior to the Purchase shall be treated as exchanged before any shares of Common Stock Beneficially Owned by the Person an interest in which is being so purchased or acquired are so treated.

         (7) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, any Person, other than an Existing Constructive Holder (the "Purchaser"), purchases or otherwise acquires an interest in a Person which Constructively Owns Shares (the "Purchase") and, as a result, the Purchaser would Constructively Own Shares in excess of the Constructive Ownership Limit, then such number of Shares in excess of the Constructive Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the Purchase. In determining which Shares are exchanged, Shares Constructively Owned by the Purchaser prior to the Purchase shall be treated as exchanged before any Shares Constructively Owned by the Person an interest in which is being so purchased or acquired are so treated.

         (8) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Beneficially Owns Shares (the "Entity") and, as a result, a Person (other than, in the case of Common Stock, an Existing Holder) holding an interest in the Entity would Beneficially Own Shares in excess of the applicable Ownership Limit with respect to such class, then, except as provided in Section 6.6(l)(1), such number of Shares in excess of such Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the redemption, repurchase, restructuring or similar transaction. In determining which Shares are exchanged, Shares of the relevant class Beneficially Owned by the Entity shall be treated as exchanged before any Shares Beneficially Owned by the Person holding an interest in the Entity (independently of such Person's interest in the Entity) are so treated.

         (9) If, notwithstanding the other provisions contained in this Article VI, at any time from the Limitation Date and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Beneficially Owns shares of Common Stock (the "Entity") and, as a result, an Existing Holder would Beneficially Own shares of Common Stock in excess of the applicable Existing Holder Limit, then, except as provided in Section 6.6(l)(1), such number of shares of Common Stock in excess of such Existing Holder Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of Shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the transfer. In determining which shares of Common Stock are exchanged, shares of Common Stock Beneficially Owned by the Entity shall be treated as exchanged before any shares of Common Stock Beneficially Owned by the Existing Holder (independently of such Existing Holder's interest in the Entity) are so treated.

         (10) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, there is a redemption, repurchase, restructuring or similar transaction with respect to a Person that Constructively Owns Shares (the "Entity") and, as a result, a Person (other than an Existing Constructive Holder) holding an interest in the Entity would Constructively Own Shares of any class in excess of the Constructive Ownership Limit, then such number of Shares in excess of the Constructive Ownership Limit (rounded up to the nearest whole Share) shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the transfer. In determining which Shares are exchanged, Shares Constructively Owned by the Entity shall be treated as exchanged before any Shares Constructively Owned by the Person holding an interest in the Entity (independently of such Person's interest in the Entity) are so treated.

         (11) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 6.6(c)(1) through (10), occurs which would, if effective, result in any Person (other than an Existing Constructive Holder) Constructively Owning Shares in excess of the Constructive Ownership Limit, then the smallest number of Shares Constructively Owned by such Person which, if exchanged for Excess Stock, would result in such Person's Constructive Ownership of Shares not being in excess of the Constructive Ownership Limit, shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the relevant event.

         (12) If, notwithstanding the other provisions contained in this Article VI, at any time from the Adoption Date and prior to the Ownership Limitation Termination Date, an event, other than an event described in Sections 6.6(c)(1) through (10), occurs which would, if effective, result in any Person (other than, in the case of Common Stock, an Existing Holder) Beneficially Owning Shares in excess of the applicable Ownership Limit, then, except as provided in
Section 6.6(1)(1), the smallest number of Shares Beneficially Owned by such Person which, if exchanged for Excess Stock, would result in such Person's Beneficial Ownership of Shares not being in excess of such Ownership Limit, shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the relevant event.

         (13) Subject to the provisions of Section 6.6(c)(14), if, notwithstanding the other provisions contained in this Article VI, at any time from the Limitation Date and prior to the Ownership Limitation Termination Date, an event, other than an event described in Section 6.6(c)(1) through (10), occurs which would, if effective, result in any Existing Holder Beneficially Owning Shares of Common Stock in excess of the applicable Existing Holder Limit, then, except as provided in Section 6.6(l)(1), the smallest number of shares of Common Stock Beneficially Owned by such Existing Holder which, if exchanged for Excess Stock, would result in such Existing Holder's Beneficial Ownership of Shares of Common Stock not being in excess of the such Existing Holder Limit, shall be automatically exchanged for an equal number of shares of Excess Stock. Such exchange shall be effective as of the close of business on the business day prior to the date of the relevant event. Any event which results in Beneficial Ownership on the Limitation Date by an Existing Holder of Shares of Common Stock that were not Beneficially Owned by such Existing Holder on the Adoption Date shall be treated, for purposes of this
Section 6.6(c)(13), as an event occurring on the day after the Limitation Date and such shares of Common Stock shall not be taken into account in determining such Existing Holder's Existing Holder Limit.

         (14) In addition, if a Person (the "nonreporting Person") who Beneficially Owns more than 2.0% of the outstanding shares of Common Stock on the Adoption Date does not provide all of the information required by Section 6.6(f)(2) hereof and, as a result, five or fewer Persons would, but for the exchange required by this paragraph, Beneficially Own, in the aggregate, more than 49.9% of the outstanding shares of Common Stock, then, as of the day prior to the date on which such aggregate ownership would have come to exceed 49.9%, shares of Common Stock Beneficially Owned by such nonreporting Person in excess of 2.0% of the outstanding shares of Common Equity Stock, to the extent not described on the written notice, if any, provided by such nonreporting Person pursuant to Section 6.6(f)(2) hereof, shall be automatically exchanged for shares of Common Stock to the extent necessary to prevent such aggregate ownership from exceeding 49.9%.

         (d) Remedies For Breach. If the Board of Trustees or its designees shall at any time determine in good faith that a Transfer has taken place in violation of Section 6.6(b) or that a Person intends to acquire or has attempted to acquire beneficial ownership (determined without reference to any rules of attribution), Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 6.6(b), the Board of Trustees or its designees shall take such action as it deems advisable to refuse to give effect or to prevent such Transfer (or any Transfer related to such intent), including, but not limited to, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer; provided, however, that any Transfers or attempted Transfers in violation of Sections 6.6(b)(2) through (4) or Section 6.6(b)(6) shall automatically result in the exchange described in
Section 6.6(c), irrespective of any action (or nonaction) by the Board or Trustees.

         (e) Notice of Ownership or Attempted Ownership in Violation of Section 6.6(b). Any Person who acquires or attempts to acquire Beneficial or Constructive Ownership of Shares in violation of Section 6.6(b), shall immediately give written notice to the Trust of such event and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such acquisition or attempted acquisition on the Trust's status as a REIT.

         (f)  Owners Required to Provide Information.

         (1) From the Adoption Date and prior to the Ownership Limitation Termination Date:

                  (a) every Beneficial Owner of more than 2.0% of the outstanding Equity Stock of any class shall, within 30 days after January 1 of each year, give written notice to the Trust stating the name and address of such Beneficial Owner, the number of Shares Beneficially Owned, and a description of how such Shares are held. Each such Beneficial Owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust's status as a REIT.

                  (b) each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust's status as a REIT or to comply with regulations promulgated under the REIT provisions of the Code.

         (2) every Beneficial Owner of more than 2.0% of the outstanding shares of Common Stock on the Adoption Date shall, within 60 days of the Adoption Date, give written notice, a form for which will be made available by the Trust to those Persons that are Shareholders as of the Adoption Date, to the Trust stating the name and address of such Beneficial Owner, the number of shares of Common Stock Beneficially Owned, and a description of how such shares of Common Stock are held.

         (g) Remedies Not Limited. Nothing contained in this Article VI shall limit the authority of the Board of Trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders by preservation of the Trust's status as a REIT.

         (h) Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Article VI, including any definition contained in Section 6.6(a) and any ambiguity with respect to which Shares are to be exchanged for Excess Stock in a given situation, the Board of Trustees shall have the power to determine the application of the provisions of this Article VI with respect to any situation based on the facts known to it.

         (i) Modification of Existing Holder Limits. The Existing Holder Limits may be modified as follows:

         (1) Subject to the limitations provided in Section 6.6(k), any Existing Holder may Transfer shares of Common Stock to a Person who is already an Existing Holder up to the number of shares of Common Stock Beneficially Owned by such transferor Existing Holder in excess of the Ownership Limit with respect to Common Stock. Any such Transfer will decrease the Existing Holder Limit for such transferor Existing Holder and increase the Existing Holder Limit for such transferee Existing Holder by the percentage of the outstanding Common Equity Stock so Transferred. The transferor Existing Holder shall give the Board of Trustees of the Trust prior written notice of any such Transfer.

         (2) Subject to the limitations provided in Section 6.6(k), the Board of Trustees may grant stock options which result in Beneficial Ownership of shares of Common Stock by an Existing Holder pursuant to a stock option plan approved by the Shareholders. Any such grant shall increase the Existing Holder Limit for the affected Existing Holder to the maximum extent possible under Section 6.6(k) to permit the Beneficial Ownership of the shares of Common Stock issuable upon the exercise of such stock option.

         (3) The Board of Trustees may reduce the Existing Holder Limit for any Existing Holder, with the written consent of such Existing Holder, after any Transfer permitted in this Section 6.6 by such Existing Holder to a Person other than an Existing Holder or after the lapse (without exercise) of a stock option described in Section 6.6(i)(2).

         (4) Upon the divorce of an Existing Holder, the Existing Holder Limits of the divorced couple shall be adjusted to reflect their Beneficial Ownership of shares of Common Stock after such divorce.

         (j) Modifications of Ownership Limit. Subject to the limitations provided in Section 6.6(k), the Board of Trustees may from time to time increase the Ownership Limit with respect to a class of Shares.

         (k)  Limitations on Modifications.

         (1) Neither the Ownership Limit with respect to a class of Shares nor any Existing Holder Limit may be increased (nor may any additional Existing Holder Limit be created) if, after giving effect to such increase (or creation), five Beneficial Owners of Shares (including all of the then-existing Existing Holders) could Beneficially Own, in the aggregate, more than 49.9% of the outstanding Equity Stock of the class of Shares to which such Ownership Limit or Existing Holder Limit relates. For purposes of making the determination required by the preceding sentence, an Existing Holder that is not treated as an individual for purposes of Section 542(a)(2) will not be treated as an Existing Holder if all of the shares of Common Stock Beneficially Owned by such Existing Holder are also treated as Beneficially Owned by Existing Holders that are treated as individuals for purposes of Section 542(a)(2) of the Code.

         (2) Prior to the modifications of any Existing Holder Limit or Ownership Limit pursuant to Section 6.6(i) or Section 6.6(j), the Board of Trustees may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Trust's status as a REIT.

         (3) No Existing Holder Limit shall be reduced to a percentage which is less than the Ownership Limit for Common Stock.

         (4) The Ownership Limit with respect to a class of Shares may not be increased to a percentage which is greater than 9.9%.

         (l)  Exceptions.

         (1) The Board of Trustees, with a ruling from the Internal Revenue Service or an opinion of counsel, may exempt a Person from the Ownership Limit with respect to a class of Shares or an Existing Holder Limit, as the case may be, if such Person is not an individual for purposes of Section 542(a)(2) of the Code and the Board of Trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no individual's Beneficial Ownership of Shares of such class will violate the Ownership Limit with respect to such class or any applicable Existing Holder Limit, and such Person agrees that any violation or attempted violation will result in, to the extent necessary, the exchange of Shares held by such Person for Excess Stock in accordance with Section 6.6(c).

         (2) The Board of Trustees, with a ruling from the Internal Revenue Service or an opinion of counsel, may designate a Person as an Existing Constructive Holder, if such Person does not and represents that it will not owe, directly or constructively (by virtue of the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), more than a 9.9% interest (as set forth in Section 856(d)(2)(B)) in a Tenant (or such smaller interest as would, in conjunction with the direct or constructive holdings of the Existing Constructive Holders, cause the aggregate interest held by the Existing Constructive Holders and such Person to exceed 9.9%) and the Trust obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact and such Person agrees that any violation or attempted violation will result in, to the extent necessary, the exchange of Shares held by such Person in excess of the Constructive Ownership Limit for Excess Stock in accordance with Section 6.6(c) (as though the phrase "other than an Existing Constructive Holder" did not appear therein).

         SECTION 6.7  Legend.

         (a)  Each certificate for Common Stock shall bear the following legend:

                  "The shares of Common Stock represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may Beneficially Own shares of Common Stock in excess of 2.0% (or such greater percentage as may be determined by the Board of Trustees) of the outstanding Common Equity Stock of the Trust (unless such Person is an Existing Holder) and no Person may Constructively Own shares of Common Stock in excess of 9.9% of the outstanding Common Equity Stock of the Trust (unless such person is an Existing Constructive Holder). Any Person who attempts to Beneficially Own or Constructively Own Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms used in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, the shares of Common Stock represented hereby will be automatically exchanged for shares of Excess Stock which will be held in trust by the Trust."

         (b) Each certificate for Preferred Stock shall bear the following legend:

                  "The shares of Preferred Stock represented by this certificate are subject to restrictions on ownership and transfer for the purpose of the Trust's maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). No Person may Beneficially Own shares of Preferred Stock of any class in excess of 9.9% of the outstanding Preferred Equity Stock of such class and no Person may Constructively Own Preferred Stock of any class in excess of 9.9% of the outstanding Preferred Equity Stock of such class (unless such person is an Existing Constructive Holder). Any Person who attempts to Beneficially Own or Constructively Own Shares in excess of the above limitations must immediately notify the Trust. All capitalized terms used in this legend have the meanings set forth in the Declaration of Trust, a copy of which, including the restrictions on ownership and transfer, will be sent without charge to each stockholder who so requests. If the restrictions on ownership and transfer are violated, the shares of Preferred Stock represented hereby will be automatically exchanged for shares of Excess Stock which will be held in trust by the Trust."

         SECTION 6.8 Excess Stock.

         (a) Ownership in Trust. Upon any purported Transfer or other event that results in an exchange of Shares for Excess Stock pursuant to Section 6.6(c), such Excess Stock shall be deemed to have been transferred to the Trust, as Trustee of a Special Trust for the exclusive benefit of the Beneficiary or Beneficiaries to whom an interest in such Excess Stock may later be transferred pursuant to Section 6.8(e). Shares of Excess Stock so held in trust shall be issued and outstanding stock of the Trust. The Purported Record Transferee or Purported Record Holder shall have no rights in such Excess Stock except as provided in Section 6.8(e). Where a Transfer or other event results in both an automatic exchange of Shares of more than one class for Excess Stock, then separate Special Trusts shall be deemed to have been established for the Excess Stock attributable to the Shares of each such class.

         (b) Dividend Rights. Excess Stock shall not be entitled to any dividends. Any dividend or distribution paid prior to the discovery by the Trust that the Shares with respect to which the dividend or distribution was made had been exchanged for Excess Stock shall be repaid to the Trust upon demand.

         (c) Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of, or any distribution of the assets of, the Trust, (i) subject to the preferential rights of the Preferred Stock, if any, as may be determined by the Board of Trustees of the Trust pursuant to Section 6.3 and the preferential rights of the Excess Preferred Stock, if any, each holder of shares of Excess Common Stock shall be entitled to receive, ratably with each other holder of Common Stock and Excess Common Stock, that portion of the assets of the Trust available for distribution to the holders of Common Stock or Excess Common Stock which bears the same relation to the total amount of such assets of the Trust as the number of shares of the Excess Common Stock held by such holder bears to the total number of shares of Common Stock and Excess Common Stock then outstanding and (ii) each holder of shares of Excess Preferred Stock shall be entitled to receive that portion of the assets of the Trust which a holder of the Preferred Stock that was exchanged for such Excess Preferred Stock would have been entitled to receive had such Preferred Stock remained outstanding. The Trust, as holder of the Excess Stock in trust, or if the Trust shall have been dissolved, any trustee appointed by the Trust prior to its dissolution, shall distribute ratably to the Beneficiaries of the Special Trust, when determined, any such assets received in respect of the Excess Stock in any liquidation, dissolution or winding up of, or any distribution of the assets of the Trust.

         (d) Voting Rights. The holders of shares of Excess Stock shall not be entitled to vote on any matters (except as required by law).

         (e)  Restrictions On Transfer; Designation of Beneficiary.

         (1) Excess Stock shall not be transferrable. The Purported Record Transferee or Purported Record Holder may freely designate a Beneficiary of an interest in the Special Trust (representing the number of shares of Excess Stock held by the Special Trust attributable to a purported Transfer or other event that resulted in the Excess Stock), if (i) the shares of Excess Stock left in the Special Trust would not be Excess Stock in the hands of such Beneficiary and
(ii) the Purported Beneficial Transferee or Purported Beneficial Holder does not receive a price, as determined on a Share-by-Share basis, for designating such Beneficiary that reflects a price for such Excess Stock that, in the case of a Purported Beneficial Transferee, exceeds (x) the price such Purported Beneficial Transferee paid for the Shares in the purported Transfer that resulted in the exchanges of Shares for Excess Stock, or (y) if the Purported Beneficial Transferee did not give value for such Shares (through a gift, devise or other transaction), a price per share equal to the Market Price of such Shares on the date of the purported Transfer that resulted in the exchange of Shares for Excess Stock or, in the case of a Purported Beneficial Holder, exceeds the Market Price of the Shares that were automatically exchanged for such Excess Stock on the date of such exchange. Upon such a transfer of an interest in the Special Trust, the corresponding shares of Excess Stock in the Special Trust shall be automatically exchanged for an equal number of shares of Common Stock or shares of a class of Preferred Stock (depending upon the type and class of Shares that were originally exchanged for such Excess Stock) and such shares of Common Stock or Preferred Stock shall be transferred of record to the transferee of the interest in the Special Trust if such Common Stock or Preferred Stock would not be Excess Stock in the hands of such transferee. Prior to any transfer of any interest in the Special Trust, the Purported Record Transferee or Purported Record Holder, as the case may be, must give advance notice to the Trust of the intended transfer and the Trust must have waived in writing its purchase rights under Section 6.8(f).

         (2) Notwithstanding the foregoing, if a Purported Beneficial Transferee or Purported Beneficial Holder receives a price for designating a Beneficiary of an interest in the Special Trust that exceeds the amounts allowable under
Section 6.8(e)(1), such Purported Beneficial Transferee or Purported Beneficial Holder shall pay, or cause such Beneficiary to pay, such excess to the Trust.

         (f) Purchase Right in Excess Stock. Shares of Excess Stock shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to, in the case of Excess Stock resulting from a purported Transfer, the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift) the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Trust, or its designee, accepts such offer or, in the case of Excess Stock created by any other event, the lesser of (i) the Market Price of the Shares originally exchanged for the Excess Stock on the date of such exchange or (ii) the Market Price of such Shares on the date the Trust, or its designee, accepts such offer. The Trust shall have the right to accept such offer for a period of ninety days after the later of (i) the date of the purported Transfer or other event which resulted in an exchange of Shares for such Excess Stock and (ii) the date the Board of Trustees determines in good faith that a purported Transfer or other event resulting in an exchange of Shares for such Excess Stock has occurred, if the Trust does not receive a notice of any such Transfer pursuant to Section 6.6(e).

         SECTION 6.9  Tenant Ownership Limitation.

         (a) Notice Requirement. An Existing Constructive Holder shall, immediately upon the occurrence of an event causing such Existing Constructive Holder to Constructively Own 2.0% or more of (i) in the case of a Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Tenant, or (ii) in the case of a Tenant that is not a corporation, the assets or net profits of such Tenant give written notice to the Trust of its Constructive Ownership of interests in such Tenant. Such notice shall specify, as a percentage, (i) in the case of a Tenant that is a corporation, such Existing Constructive Holder's Constructive Ownership of the outstanding voting power and the total number of outstanding shares of such Tenant, or (ii) in the case of a Tenant that is not a corporation, such Existing Constructive Holder's Constructive Ownership of the assets and net profits of such Tenant. Existing Constructive Holders that Constructively Own such an interest in a Tenant on the Adoption Date shall so notify the Trust within 30 days after the Adoption Date.

         (b) Ownership Registration. Upon receipt of a notice described in
Section 6.9(a), (a "Section 6.9(a) Notice"), the Trust shall immediately notify the other Existing Constructive Holders of the name of the Tenant subject to the
Section 6.9(a) Notice (the "Designated Tenant"). Each other Existing Constructive Holders shall, within 30 days of receiving such notice from the Trust, provide the Trust with written notice (a "Section 6.9(b) Notice") specifying, as a percentage, (i) where the Designated Tenant is a corporation, such Existing Constructive Holder's Constructive Ownership of the outstanding voting power and the total number of outstanding shares of such Designated Tenant, or (ii) where the Designated Tenant is not a corporation, such Existing Constructive Holder's Constructive Ownership of the assets and net profits of such Designated Tenant.

         (c) Notice of Changes in Ownership. While a Tenant is a Designated Tenant, each Existing Constructive Holder shall, within 20 days of any event causing a change in the percentage levels of such Existing Constructive Holder's Constructive Ownership of such Designated Tenant, notify the Trust of changes in the information contained in such Existing Constructive Holder's Section 6.9(a) Notice or Section 6.9(b) Notice with respect to such Designated Tenant (or any update of such information pursuant to this Section 6.9(c)).

         (d) Recordkeeping. The Secretary of the Trust shall maintain a record of the aggregate Constructive Ownership of each Designated Tenant by the Existing Constructive Holders and shall make such record available to an Existing Constructive Holder upon request. A Designated Tenant shall remain a Designated Tenant for so long as there is an Existing Constructive Holder which Constructively Owns 2.0% or more of (i) in the case of a Designated Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Designated Tenant, or (ii) in the case of a Designated Tenant that is not a corporation, the assets or net profits of such Designated Tenant. The Secretary of the Trust shall notify the Existing Constructive Holder when the status of a Tenant as a Designated Tenant terminates. An Existing Constructive Holder's status as a Disqualified Existing Constructive Holder will terminate when the status of the Tenant with respect to which such disqualified status arose as a Designated Tenant terminates.

         (e) Excess Ownership. If, at any time from the Limitation Date to the Ownership Limitation Termination Date, the aggregate Constructive Ownership of a Tenant (the "Related Party Tenant") by the Existing Constructive Holders equals or exceeds 10.0% of (i) in the case of a Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Tenant, or (ii) in the case of a Tenant that is not a corporation, the assets or net profits of such Tenant, then, provided that the amounts received by the Trust from leases of real property rented by such Related Party Tenant exceeded $100,000 in the immediately preceding fiscal year (the "De Minimis Level"), one or more of the Existing Constructive Holders shall be a Disqualified Constructive Holder, in accordance with the rules set forth below. The De Minimis level for a particular Related Party Tenant shall be adjusted in the event that (i) there are pre-existing Designated Tenants which are Related Party Tenants and (ii) the amounts received by the Trust from leases of real property rented by such Designated Tenants do not exceed the De Minimis level in the absence of such adjustment.

         (1) Excess Ownership of a Non-Designated Tenant. If the Related Party Tenant is not a Designated Tenant, then each Existing Constructive Holder whose Constructive Ownership of interests in such Related Party Tenant is such that such Existing Constructive Holder is required to provide a Section 6.9(a) Notice shall be a Disqualified Constructive Holder as of the first date that the aggregate ownership described in Section 6.9(e) first came to equal or exceed 10.0% or, if later, the first day of the first year in which amounts received by the Trust with respect to Real Property rented by such Related Party Tenant exceeded the De Minimis Level.

         (2) Excess Ownership of a Designated Tenant. Subject to the provisions of Section 6.9(e)(3), if the Related Party Tenant is a Designated Tenant, then each Existing Constructive Holder that has not complied with the provisions of
Section 6.9(c) hereof shall be a Disqualified Constructive Holder as of the first date that the aggregate ownership described in Section 6.9(e) first came to equal or exceed 10.0% or, if later, the first day of the first year in which amounts received by the Trust with respect to Real Property rented by such Related Party Tenant exceeded the De Minimis Level. If the aggregate Constructive Ownership described in Section 6.9(e) continues to equal or exceed 10.0%, then the Existing Constructive Holder (x) whose Constructive Ownership of interests in such Designated Tenant equals or exceeds 2.0% of (i) in the case of a Designated Tenant that is a corporation, the outstanding voting power or the total number of outstanding shares of such Designated Tenant, or (ii) in the case of a Designated Tenant that is not a corporation, the assets or net profits of such Designated Tenant and (y) which was the last such Existing Constructive Holder to (a) become an Existing Constructive Holder or (b) have an increase in its Constructive Ownership of the feature of the Designated Tenant with respect to which the aggregate ownership described in Section 6.9(e) equals or exceeds 10%, shall be treated as a Disqualified Constructive Holder for the period beginning on the first date that the aggregate ownership described in Section 6.9(e) first came to equal or exceed 10.0% or, if later, the first day of the first year in which amounts received by the Trust with respect to Real Property rented by such Related Party Tenant exceeded the De Minimis Level. If the aggregate Constructive Ownership of the remaining Existing Constructive Holders continues to equal of exceed 10%, then the process described above shall be repeated.

         (3) Acquisition During Notice Periods. If the Related Party Tenant is a Designated Tenant and the aggregate Constructive Ownership described in Section 6.9(e) equals or exceeds 10.0% as a result of increases in Constructive Ownership taking place during the notice periods described in Section 6.9(a) or
Section 6.9(b), then the Existing Constructive Holder that Constructively Owns an interest in the relevant feature of the Designated Tenant and that was the last such Existing Constructive Holder to (i) become an Existing Constructive Holder or (ii) have an increase in its Constructive Ownership of such feature of the Designated Tenant shall be treated as a Disqualified Constructive Holder for the period beginning on the first date that the aggregate ownership described in
Section 6.9(e) first came to equal or exceed 10.0% or, if later, the first day of the first year in which amounts received by the Trust with respect to Real Property rented by such Related Party Tenant exceeded the De Minimis Level. If excess aggregate Constructive Ownership continues to exist, then this process shall be repeated.

         (f) Modifications. The Board of Trustees may, on a prospective basis, modify the Constructive Ownership thresholds described in Section 6.9(a) and
Section 6.9(d) and the De Minimis Level described in Section 6.9(e).

         (g) Determination of Voting Power. The outstanding voting power of a corporate Tenant shall be determined for purposes of this Section 6.9 in the manner in which such is determined for purposes of Section 856(d)(2) of the Code.

         SECTION 6.10 Severability. If any provision of this Article VI or any application of any such provision is determined to be invalid by any Federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

         SECTION 6.11 New York Stock Exchange Transactions. Nothing in this
Article VI, shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

                                   ARTICLE VII

                                  SHAREHOLDERS

         SECTION 7.1 Meetings of Shareholders. There shall be an annual meeting of the Shareholders, to be held at such time and place as shall be determined by or in the manner prescribed in the Bylaws at which the Trustees shall be elected and any other proper business may be conducted. Except as otherwise provided in this Declaration of Trust, special meetings of Shareholders may be called in the manner provided in the Bylaws. If there are no Trustees, the officers of the Trust shall promptly call a special meeting of the Shareholders entitled to vote for the election of successor Trustees. Any meeting may be adjourned and reconvened as the Trustees determine or as provided in the Bylaws.

         SECTION 7.2 Voting Rights of Shareholders. Subject to the provisions of any class or series of Shares then outstanding, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees as provided in Sections 7.1 and 2.3; (b) amendment of this Declaration of Trust as provided in Section 9.1; (c) termination of the Trust as provided in
Section 10.2; (d)
reorganization of the Trust as provided in Section 9.2; and (e) merger, consolidation or share exchange of the Trust, or the sale or disposition of substantially all of the Trust Property, as provided in Section 9.3. Except with respect to the foregoing matters, no action taken by the Shareholders at any meeting shall in any way bind the Trustees.

         SECTION 7.3 Consent of Shareholders in Lieu of Meeting. Any action required to be taken at any annual or special meeting of Shareholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of beneficial interest having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Secretary of the Trust at its principal place of business by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each Shareholder who signs the consent and no written consent shall be effective to take the action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 7.3 to the Trust, written consents signed by a sufficient number of Shareholders to take action are delivered to the Secretary of the Trust as described in the preceding sentence. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Shareholders who have not consented in writing.

                                  ARTICLE VIII

            LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS, EMPLOYEES
             AND AGENTS AND TRANSACTIONS BETWEEN THEM AND THE TRUST

         SECTION 8.1 Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Trust Property or the affairs of the Trust.

         SECTION 8.2 Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. In the absence of any Maryland statute limiting the liability of trustees and officers of a Maryland real estate investment trust for money damages in a suit by or on behalf of the Trust or by any Shareholder, no Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages except to the extent that (i) the Trustee or officer actually received an improper benefit or profit in money, property, or services, for the amount of the benefit or profit in money, property, or services actually received; or (ii) a judgment or other final adjudication adverse to the Trustee or officer is entered in a proceeding based on a finding in the proceeding that the Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         SECTION 8.3 Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all Persons shall look solely to the Trust Property for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity of enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

         SECTION 8.4 Indemnification. To the extent provided in its Bylaws, the Trust shall the power to indemnify, and to pay or reimburse reasonable expenses to, as such expenses are incurred by, each Shareholder, Trustee, officer, employee or agent (including any person who, while a Trustee of the Trust, is or was serving at the request of the Trust as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan) from all claims and liabilities to which such person may become subject by reason of his being or having been a Shareholder, Trustee, officer, employee or agent.

         SECTION 8.5 Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including without limitation for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of Securities of the Trust) with any Person, including any Trustee, officer, employee or agent of the Trust or any Person Affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

                                   ARTICLE IX

                    AMENDMENTS; REORGANIZATIONS; MERGER, ETC.

         SECTION 9.1  Amendment.

         (a) This Declaration of Trust may be amended by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon, except that Section 2.3, Section 6.6, Section 6.7,
Section 6.8, this subsection and subsection (b) of this Section 9.1, shall not be amended, altered or repealed (or any other provision of this Declaration of Trust be amended, altered or repealed or any provision be added to this Declaration of Trust, in either case having the effect of amending, altering or repealing any such sections or subsections) without the affirmative vote of the holders of not less than two thirds of the Shares then outstanding and entitled to vote.

         (b) The Trustees, by a two-thirds vote, may amend provisions of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the REIT Provisions of the Code or under Title 8. The Board of Trustees, without any action by the shareholders of the Company, may amend the Amended and Restated Declaration of Trust from time to time to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of beneficial interest of any class that the Company is authorized to issue.

         (c) An amendment to this Declaration of Trust shall become effective as provided in Section 11.5.

         (d) This Declaration of Trust may not be amended except as provided in this Section 9.1.

         SECTION 9.2 Reorganization. Subject to the provisions of any class or series of Shares at the time outstanding, the Trustees have the power to (a) cause the organization of a corporation, association, trust or other organization to take over the Trust Property and carry on the affairs of the Trust; (b) merge the Trust into, or sell, convey and transfer the Trust Property to, any such corporation, association, trust or organization in exchange for Securities thereof or beneficial interests therein, and the assumption by the transferee of the liabilities of the Trust; and (c) thereupon terminate the Trust and deliver such Securities or beneficial interests ratably among the Shareholders according to the respective rights of the class or series of Shares held by them; provided that any such action shall have been approved, at a meeting of the Shareholders called for the purpose, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

         SECTION 9.3 Merger, Consolidation or Sale of Trust Property. Subject to the provisions of any class or series of Shares at the time outstanding, the Trustees shall have the power to (a) merge the Trust into another entity, (b) consolidate the Trust with one or more other entities into a new entity or (c) sell or otherwise dispose of all or substantially all of the Trust Property; provided, that such action shall have been approved, at a meeting of the Shareholders called for the purpose, by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

                                    ARTICLE X

                        DURATION AND TERMINATION OF TRUST

         SECTION 10.1 Duration of Trust. The Trust shall continue perpetually unless terminated pursuant to Section 10.2 or pursuant to any applicable provision of Title 8.

         SECTION 10.2  Termination of Trust.

         (a) Subject to the provisions of any class or series of Shares at the time outstanding, the Trust may be terminated at any meeting of Shareholders called for that purpose, by the affirmative vote of the holders of not less than a majority of the Shares outstanding. Upon the termination of the Trust:

         (i) The Trust shall carry on no business except for the purpose of winding up its affairs.

         (ii) The Trustees shall proceed to wind up the affairs of the Trust and all of the powers of the Trustees under this Declaration of Trust shall continue, including the powers to fulfill or discharge the Trust's contracts, collect its assets, sell, convey, assign, exchange, transfer or otherwise dispose of all or any part of the remaining Trust Property to one or more Persons at public or private sale for consideration which may consist in whole or in part of cash, Securities or other property of any kind, discharge or pay its liabilities and do all other acts appropriate to liquidate its business.

         (iii) After paying or adequately providing for the payment of all liabilities, and upon receipt of such releases, indemnities and agreements as they deem necessary for their protection, the Trustees may distribute the remaining Trust Property, in cash or in kind or partly each, among the Shareholders according to their respective rights, so that after payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of any Shares (other than shares of Common Stock) at the time outstanding shall be entitled, the remaining Trust Property available for payment and distribution to Shareholders shall, subject to any participating or similar rights of Shares (other than shares of Common Stock) at the time outstanding, be distributed ratably among the holders of Common Stock at the time outstanding.

         (b) After termination of the Trust, the liquidation of its business, and the distribution to the Shareholders as herein provided a majority of the Trustees shall execute and file with the Trust's records


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a document certifying that the Trust has been duly terminated, and the Trustees shall be discharged from all liabilities and duties hereunder, and the rights and interests of all Shareholders shall cease.

                                   ARTICLE XI

                                  MISCELLANEOUS

         SECTION 11.1 Governing Law. This Declaration of Trust is executed by the undersigned Trustee and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

         SECTION 11.2 Reliance by Third Parties. Any certificate shall be final and conclusive as to any Persons dealing with the Trust if executed by an individual who, according to the records of the Trust or of any recording office in which this Declaration of Trust may be recorded, appears to be the Secretary or an Assistant Secretary of the Trust or a Trustee, and if certifying to: (a) the number or identity of Trustees, officers of the Trust or Shareholders; (b) the due authorization of the execution of any document; (c) the action or vote taken, and the existence of a quorum, at a meeting of Trustees or Shareholders;
(d) a copy of this Declaration or of the Bylaws as a true and complete copy as then in force; (e) an amendment to this Declaration; (f) the termination of the Trust; or (g) the existence of any fact or facts which relate to the affairs of the Trust. No purchaser, lender, transfer agent or other Person shall be bound to make any inquiry concerning the validity of any transaction purporting to be made on behalf of the Trust by the Trustees or by any officer, employee or agent of the Trust.

         SECTION 11.3 Provisions in Conflict with Law or Regulations.

         (a) The provisions of this Declaration of Trust are severable, and if the Trustees shall determine, with the advice of counsel, that any one or more of such provisions (the "Conflicting Provisions") are in conflict with the REIT Provisions of the Code, Title 8 or other applicable federal or state laws, the Conflicting Provisions shall be deemed never to have constituted a part of this Declaration of Trust, even without any amendment of this Declaration pursuant to
Section 9.1; provided, however, that such determination by the Trustees shall not affect or impair any of the remaining provisions of this Declaration of Trust or render invalid or improper any action taken or omitted prior to such determination. No Trustee shall be liable for making or failing to make such a determination.

         (b) If any provision of this Declaration of Trust shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Declaration of Trust in any jurisdiction.

         SECTION 11.4 Construction. In this Declaration of Trust, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Declaration. In defining or interpreting the powers and duties of the Trust and its Trustees and officers, reference may be made, to the extent appropriate and not inconsistent with the Code or Title 8, to Titles 1 through 3 of the Corporations and Associations Article of the Annotated Code of Maryland. In furtherance and not in limitation of the foregoing, in accordance with the provisions of Title 3, Subtitles 6 and 7, of the Corporations and Associations Article of the Annotated Code of Maryland, the Trust shall be included within the definition of "corporation" for purposes of such provisions.


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
         SECTION 11.5 Recordation. This Declaration of Trust and any amendment hereto shall be filed for record with the State Department of Assessments and Taxation of Maryland and may also be filed or recorded in such other places as the Trustees deem appropriate, but failure to file for record this Declaration or any amendment hereto in any office other than in the State of Maryland shall not affect or impair the validity or effectiveness of this Declaration or any amendment hereto. A restated Declaration shall, upon filing, be conclusive evidence of all amendments contained therein and may thereafter be referred to in lieu of the original Declaration and the various amendments thereto.


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